Exhibit 7.3

ADDENDUM TO STOCK OPTION AGREEMENT

THIS AGREEMENT is made on this 15th day of November, 2002 by Ronald D. Offutt (“Offutt”), and Paul T. Horn (“Horn”) relating to shares of RDO Equipment Co. (“RDO”).

WHEREAS, Offutt and Horn entered into a Stock Option Agreement effective February 1, 1994, whereby Offutt granted Horn an option to acquire a specified number of shares of RDO owned by Offutt; and

WHEREAS, the Amendment to Stock Option Agreement was entered into by the parties and acknowledged by RDO on January 10, 1997, with said amendment increasing to 383,005 the number of shares Horn had an option to acquire from Offutt at a predetermined price of $3.03 per share; and

WHEREAS, Horn desires to exercise said Option and Offutt desires to fulfill his contractual obligation under a scheduled repurchase program that complies with, among other things, the rules relating to insider trading due to Horn’s status as member of the RDO Board of Directors;

IN CONSIDERATION of and subject to the mutual covenants and conditions contained herein, Offutt and Horn hereby agree to the following terms:

1.             Exercise of Option; Financing.   Pursuant to the terms of the Stock Option Agreement, as amended, Horn may exercise his option to purchase 383,005 shares of RDO at $3.03 per share on the following schedule: 38,300 shares may be purchased on November 29, 2002, with an equal number of shares being available for purchase at least six months later and each anniversary of that date  thereafter until May 31, 2011, at which time Horn shall exercise his option to purchase the final 38,305 shares of RDO stock under the Stock Option Agreement.  Attached is a calendar which indicates the schedule by which these transactions could occur.

Offutt agrees to finance a portion of Horn’s periodic purchases of 38,300 RDO at the interest rate of 6.65%, except that in 2011 Offutt agrees to finance Horn’s purchase of 38,305.  Notwithstanding the foregoing, Offutt shall not be required to provide financing of any more than 76,600 RDO shares (76,610 in 2011) in total at any one in time.

2.             Put and Repurchase Obligation.  During the 15 day window beginning at least 366 days following the purchase by Horn of the exercised shares and not less than six months following any Exercise of Option  (“the 15 day window”), said window intending to correspond and overlap with the insider trading window following the third quarter earnings report of RDO, Horn shall have a put by which he may require the purchase of the exercised shares by Offutt.  The put may be exercised by written notice from Horn to Offutt at any time during the 15 day window.

The parties intend that the timing of such option and put exercises described in Sections 1 and 2 hereof shall be in compliance with Section 16(b) of the Securities Exchange Act of 1934.

3.             Price.  The parties agree that the repurchase price to be paid by Offutt upon the exercise of the put by Horn shall be the market price per share of RDO at the close of trading on the day Offutt receives written notice by Horn of his intent to sell.  In the event that RDO is no longer traded on a public exchange, the repurchase price shall be the net book value of the shares based upon the most recent audited financial statements prior to the notice.

4.             Assignment Authorized.    At any time after each purchase of shares by Horn, but prior to the exercise of the put, Horn may transfer the shares to Paul & Connie Horn LLLP which shall receive the shares subject to all rights (including Horn’s right to put the shares under this Agreement) and obligations of Horn under this Agreement.  In the event of such transfer the repurchase price shall be payable to the Paul & Connie Horn LLLP.

5.             Legend.  The parties agree that any shares exchanged pursuant to this Agreement shall include the following restrictive legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THIS CORPORATION THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

6.             Material Nonpublic Information.  The parties to which this Agreement relate hereby represent by signing this Agreement that they do not have actual knowledge of any material adverse information in regard to the current and prospective operations of RDO, which has not been publicly disclosed.

7.             Recitals Incorporated, Etc.  The recitals to this Addendum are incorporated into and constitute an integral part of this Addendum to Stock Option Agreement.

8.             Headings.  Headings of the paragraphs of this Agreement are for convenience only and do not define, limit or construe the contents of such paragraphs.

9.             Ratification and Republication of the Stock Option Agreement.  The Stock Option Agreement effective February 1, 1994 as amended January 10, 1997 whereby Offutt granted Horn an option to acquire a specified number of shares of RDO owned by Offutt, except as otherwise modified by this Agreement, is hereby ratified and republished.

/s/ Ronald D. Offutt
Ronald D. Offutt

/s/ Paul T. Horn
Paul T. Horn